AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     This Amendment (this "Amendment"), dated as of July 3, 1996, is made by and between American Radio Systems Corporation, a Delaware corporation ("American"), and Henry Broadcasting Company, a California corporation (the "Company" and, together with American, the "parties"), to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 21, 1996, by and between the Company and American.

                                    RECITALS

     WHEREAS, the parties wish to amend and waive certain provisions of the Merger Agreement; and

     WHEREAS, the Board of Directors of each of the Company and American has heretofore authorized the respective officers of the company and American, to the extent permitted by law to amend and waive the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

     1. Defined Terms. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings prescribed therefor in the Merger Agreement.

     2. Section 1071 Acquisitions by American. American agrees, to the extent permitted by the Code, to acquire sufficient radio broadcast stations prior to December 31, 1996 and allocate not less than $5,300,000 of the purchase price of such stations to the Company in order to enable it to take advantage of Section 1071 of the Code.

     3. Transfer by Buckley of Shares to Employees.

     American consents to the Company, prior to the Closing, issuing shares of the Company Common Stock to key employees of the Company as follows:

                                                         Number of Shares of
         Name of Transferee                              Company Common Stock

         Caroline J. Erwin                                      3.75
         Jeffrey D. Salgo                                       3.75
         Alvin L. Smith                                         3.75
         Sean C. Buckley                                        3
         Courtney R. Zitelli                                    0.75


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Accordingly,  the Company will have 1,015  shares,  the other 1,000 shares being owned by Charlton H. Buckley ("Buckley").

     The Merger Agreement shall be, and it hereby is, deemed to be amended so that in each instance in which a reference is made to the term "Company Stockholder" it shall be amended to read the "Company Stockholders", which shall, where the context so dictates, refer to all persons holding Company Common Stock at the time of Closing as set forth above. For all purposes of Sections 7.2(l) and 7.2(m), Article 9 and elsewhere in the Merger Agreement where it is evident that the reference to "the Company Stockholder" refers only to Buckley, however, then the Merger Agreement shall be, and it hereby is, deemed amended to read so that it refers to "Charlton H. Buckley."

     4. Portland Condominium Not Part of Assets to be Acquired by American. The real property described in subparagraph 6 of Section 4.5(b) of the Final Company Disclosure Statement described as "American Plaza Towers condominium family unit lot 2022 and garage units GU-149 and GU-151 located at 2221/2022 SW First Avenue, Portland, Oregon 97201" was and is not the property of the Company, was and is owned by Buckley as an individual, and was and is not part of the assets of the Company being acquired by American as a result of the Merger.

     5. Closing Date. The Closing Date shall be July 3, 1996 and the Company hereby waives any requirements of notice from American pursuant to the provisions of Section 1.3 of the Merger Agreement.

     6. Effective Time. The Effective Time shall be the filing of a Certificate of Merger in accordance with the DGCL with the Secretary of State of Delaware; provided, however, that notwithstanding the foregoing, the parties agree that for financial reporting purposes the Merger shall be deemed to be effective as of the opening of business on July 1, 1996. The parties agree to the filing of the Certificate of Merger of Henry Broadcasting Co. and American Radio Systems Corporation (the "Certificate of Merger") with the Office of the California Secretary of State after the Closing Date, but within six months thereafter, subject to the understanding that under the California Corporations Code the effective date of the Merger shall be the date such Certificate of Merger is effective under the laws of the State of Delaware.

     7. Amendment of Section 3.1(b) of the Merger Agreement.

     (a) The first sentence of Section 3.1(b) of the Merger Agreement shall be amended by deleting the number "$8,000,000" inserting in lieu thereof the number "$11,000,000".

     (b) The second sentence of Section 3.1(b) of the Merger Agreement shall be amended to delete the words "Common Stock Consideration" and inserting in lieu thereof the words "Cash Consideration".

     (c) The provisions of Section 3.1(b) of the Merger Agreement with respect to the definition of the term "Current Market Price" shall be amended to delete the phrase "the day immediately preceding such date," and inserting in lieu thereof the words "June 28, 1996,".


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     8. Amendment of Section 7.1(f) of the Merger  Agreement.  Section 7.1(f) of
the Merger Agreement shall be amended to read in its entirety as follows:

               (f) American or one of its Subsidiaries shall have entered into agreements, in form and substance reasonably satisfactory to American, to acquire (i) the following real property interests of Affiliates of the Company for consideration in addition to the Merger Consideration as follows: (A) the building and real property located at 1110 E. Olive Street, Fresno, California, for $1,000,000 and (B) the building and real property located at 2040 SW First Avenue, Portland, Oregon, for $1,000,000 and (ii) an option to acquire approximately 650 acres of land located on Box Springs Mountain in San Bernardino County, California for $1,000,000, such option to be effective for a period of five (5) years following the Closing Date, and including management rights which would allow the Company to retain and be responsible for all income and expenses at such property.

     9. Contribution of Property to the Company. On or prior to the Closing, Buckley and any other Affiliate of the Company having any right, title or interest thereto shall have transferred to the Company, at no cost to the Company, all radio station equipment used by or useful to KSKS(FM)/KMJ(AM), Fresno, California, in which they have any right, title or interest, free and clear of all Liens, and the representations and warranties of the Company set forth in Section 4.5 of the Merger Agreement shall be deemed to apply to such equipment.

     10. Current Asset Distribution. The Merger Agreement is amended, including without limitation Section 4.16, to permit the Company to distribute to Buckley, all cash and accounts receivable of the Company, subject, however, to his payment of all accounts payable and other current liabilities, as of the time immediately prior to the Effective Time, it being understood, however, that American shall act as agent for, and at the expense of, Buckley in the collection of such accounts receivable and remit them to him as collected in the ordinary course of business; provided, however, that American may, in its sole and absolute discretion, resign at any time from acting in such capacity.

     11. Amendments of Closing Conditions.

          (a) Section 7.2(d) of the Merger Agreement shall be amended to insert before the word "report" on the second line, the words "form of unsigned".

          (b) Sections 7.2(i) and 7.3(f) of the Merger Agreement shall be deleted in their entirety.

          (c) Section 7.3(b) of the Merger Agreement shall be amended to delete the phrase "and of FCC counsel for American, in form, scope and substance reasonably satisfactory to the Company and its counsel".

     12. Reaffirmation of Merger Agreement; Incorporation of Provisions. Except as expressly amended, waived or modified by this Agreement, the Merger Agreement is hereby reaffirmed by the parties, and the same shall remain in full force and effect. The provisions of Article 10 of the Merger Agreement are incorporated herein by reference with the same force and effect as though set forth herein in their entirety.

     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, binding upon all of the parties.


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     IN WITNESS WHEREOF,  American and the Company have caused this Agreement to be executed as of the date first written above.

                               AMERICAN RADIO SYSTEMS CORPORATION



                               By:_________________________________________




                               HENRY BROADCASTING COMPANY



                               By:_________________________________________
                                  Charlton H. Buckley
                                  Chairman and Chief Executive Officer









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